Bonds.com Group, Inc. 8-K

Exhibit 10.9

AMENDMENT AND RELEASE

THIS AMENDMENT AND RELEASE (this “Agreement”), dated as of October ___, 2010, is entered into between Bonds.com Group, Inc., a Delaware corporation (the “Company”), and John J. Barry IV (“JB IV”) and each of the other parties identified on the signature page hereto (collectively with JB IV, the “JB IV Parties”).  Defined terms not otherwise defined herein shall have the meanings set forth in the Letter Agreement (as defined below).

Background

The Company and JB IV entered into a letter agreement, dated as of February 26, 2010 (the “Letter Agreement”), pursuant to which, among other things, the Company agreed to make certain payments to JB IV.  The unpaid amount of the payments contemplated by Paragraph 8 of the Letter Agreement is $975,000 (the “Obligations”).

The Company desires to consummate an equity financing, or series of related equity financings, pursuant to which the Company will sell shares of its capital stock (the “Equity Financing”) to an investor or group of investors (the “Investors”).  JB IV has been provided with detailed information and been given an opportunity to ask questions and obtain additional information regarding the Equity Financing.

JB IV and the other JB IV Parties are shareholders of the Company, and, as a result, will benefit from the Equity Financing.  The execution and delivery of this Agreement is a condition to the Investors consummating the Equity Financing.  Additionally, simultaneously with the execution of this Agreement, other shareholders of the Company are waiving contractual restrictions on JB IV’s and the other JB IV Parties’ sale of their shares in order to induce JB IV and the other JB IV Parties to enter into this Agreement.  In order to induce the Investors to invest in the Company and consummate the Equity Financing, to induce such other shareholders to waive such restrictions and to benefit from the mutual release set forth herein, the Company and JB IV and the other JB IV Parties agree to the amendments and releases and other terms set forth in this Agreement.  Additionally, JB IV and the other JB IV Parties wish to induce the Company to terminate the non-compete, non-solicit and other obligations of JB IV terminated by Section 8 hereof.

Operative Terms

The parties agree as follows:

1.           Payment of the Obligations.  At such time as the aggregate gross proceeds to the Company from the Equity Financing equal a minimum of $2,000,000 (inclusive of the conversion or cancellation of outstanding indebtedness), the Company shall, within 5 business days, make a payment to JB IV in the amount of $50,000 (the “Initial Payment”).  The Company shall make the following additional payments to JB IV in payment of the Obligations after such time as the aggregate gross proceeds to the Company from the Equity Financing (inclusive of the conversion or cancellation of outstanding indebtedness) (the “Aggregate Gross Proceeds”) equal the amounts set forth below (each such payment to be made no later than the first available payroll cycle following the deposit of such gross proceeds):

Aggregate Gross Proceeds	Payment
$4,000,000	$100,000
$6,000,000	$240,000
$8,000,000	$240,000
$10,000,000	$345,000

The Company may at any time voluntarily pay all of the Obligations.  All payments made under this Agreement will be applied to the Obligations.  All payments under this Agreement will be subject to any legally required tax or similar withholding (but shall be credited against the Obligations in the gross, pre-tax and withholding amounts).

2.           JB IV’s Release of the Company.  Effective immediately upon the Company’s payment to JB IV of the Initial Payment, JB IV and each of the other JB IV Parties, for himself, herself, itself and their respective heirs, successors, affiliates, managers, members, trustees, beneficiaries and assigns, and anyone claiming by or through them (collectively, the “Releasing Parties”), irrevocably and unconditionally releases, waives, and forever discharges the Company, Bonds.com Holdings, Inc., Bonds.com Inc., each of their respective parents, subsidiaries and affiliates, and each of their and their respective parents’, subsidiaries’ and affiliates’ directors, officers, agents, attorneys, present and former employees, partners, investors, shareholders, insurers, predecessors, successors, assigns, and representatives, from any and all actual or potential, direct, indirect or derivative claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Releasing Parties (a) may at any time in the future have as a result of, relating to or arising out of the Equity Financing or any similar or related financing or transaction and/or (b) have ever had or now have from the beginning of time through the date the undersigned executes this Agreement (collectively, the “Released Claims”); provided that this release shall not release any claims under Paragraph 8 of the Letter Agreement solely as it relates to the Obligations (as modified hereby) or any covenants contained in this Agreement.  Without limitation, the Released Claims include all claims arising out of, related to or connected with any law, rule or regulation of the State of Florida, the State of New York; any other law, rule or regulation of any other state; any local ordinance; workers' compensation statutes; unemployment compensation laws; and any other federal, state or local statute, rule, regulation or ordinance; any obligations under, arising out of, or related to any actual or quasi-contracts; common law claims, including but not limited to claims of intentional or negligent infliction of emotional distress, negligent hiring, retention, training or supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, breach of express or implied contract, promissory estoppel, negligence or wrongful termination of employment; any claims for or to past or future unpaid salary, commissions, bonuses, incentive payments, expense reimbursements, health care benefits, life insurance, disability insurance and any other income or benefits the Releasing Parties received or claim they should receive; and all other claims of any kind, including but not limited to any claims for attorneys’ fees.

3.           Company’s Release of JB IV Parties.  Effective immediately upon the Company’s payment to JB IV of the Initial Payment, the Company, Bonds.com Holdings, Inc., Bonds.com, Inc., and each of their respective predecessors, successors, assigns, transferees, members, managers, shareholders, officers, directors, present and former employees, parents, subsidiaries, affiliates, attorneys, investors, insurers, representatives, and agents (the “Company Releasing Parties”), irrevocably and unconditionally release, waive, and forever discharge JB IV, each of the other JB IV Parties and their respective heirs, family members, predecessors, successors, assigns, transferees, members, managers, shareholders, officers, directors, present and former employees, parents, subsidiaries, affiliates, attorneys, investors, insurers, representatives, and agents from any and all actual or potential direct, indirect, or derivative claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Company Releasing Parties (a) may at any time in the future have as a result of, relating to, or arising out of the Equity Financing or any similar or related financing or transaction and/or (b) have ever had or now have from the beginning of time through the date the Company executes this Agreement; provided that such release does not include any claims related to or arising out of (i) any covenants contained in this Agreement, and (ii) JB IV’s or any other JB IV Parties’  obligations under Paragraph 4 of the Letter Agreement.  Without limitation, the Released Claims include all claims arising out of, related to or connected with any law, rule or regulation of the State of Florida, the State of New York; any other law, rule or regulation of any other state; any local ordinance; workers' compensation statutes; unemployment compensation laws; and any other federal, state or local statute, rule, regulation or ordinance; any obligations under, arising out of, or related to any actual or quasi-contracts; common law claims, including but not limited to claims of intentional or negligent infliction of emotional distress, negligent hiring, retention, training or supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, breach of express or implied contract, promissory estoppel, negligence or wrongful termination of employment; any claims for or to past or future unpaid salary, commissions, bonuses, incentive payments, expense reimbursements, health care benefits, life insurance, disability insurance and any other income or benefits the Releasing Parties received or claim they should receive; and all other claims of any kind, including but not limited to any claims for attorneys’ fees.

4.           Indemnification With Regard to Third-Party Claims.  To the extent permitted by applicable law, the Company, Bonds.com Holdings, Inc., Bonds.com, Inc., and each of their respective predecessors, successors, assigns, transferees, parents, subsidiaries, and affiliates hereby agree to indemnify JB IV and his heirs, family members, predecessors, successors, assigns, transferees, members, managers, shareholders, officers, directors, present and former employees, parents, subsidiaries, affiliates, attorneys, investors, insurers, representatives, and agents and hold them harmless from any and all actual or potential claims, demands, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses, including court costs and attorneys’ fees, of any kind, whether known or unknown, that any third parties (a) may at any time have as a result of, relating to, or arising out of the Equity Financing or any similar or related financing or transaction and/or (b) have ever had or may at any time have as a result of, relating to, or arising from JB IV’s relationship (whether by statute, contract, or otherwise) with the Company Releasing Parties.

5.           Forbearance; Effect of Modification and Amendment of the Letter Agreement.  From the date of this Agreement until December 31, 2010, no payments shall be deemed due and JB IV shall not require any payments of the Obligations except as and to the extent required pursuant to Section 1 above.  After December 31, 2010, JB IV shall be permitted to seek to enforce payment of the Obligations in accordance with the provisions of Paragraph 8 of the Letter Agreement.  No default by the Company of the Letter Agreement shall be deemed to have occurred between the date hereof and December 31, 2010 so long as the Company complies with this Agreement.  For avoidance of doubt, the Company and JB IV agree that Paragraph 10 of the Letter Agreement is hereby superseded, deleted, and rendered null, void and of no force and effect.  The Company acknowledges and agrees that the voting obligations of Paragraph 4 of the Letter Agreement are not binding upon a transferee of shares of Common Stock who obtains such shares from JB IV or a any other JB IV Party pursuant to an arms-length transaction in which JB IV or such JBIV Party sells, assigns and transfers all record and beneficial ownership (including, without limitation, all direct and indirect rights to vote, or direct or influence the voting of, such shares) of such shares to such transferee and such transferee is neither an affiliate, family member nor other related person of JB IV or such other JB IV Party.  The Letter Agreement shall be deemed to be modified, amended and released solely in accordance with the provisions of this Agreement and the respective rights, duties and obligations of the parties under the Letter Agreement shall continue to be determined, exercised and enforced under the Letter Agreement subject in all respects to the modifications, amendments and releases set forth in this Agreement.  In the event of inconsistency between the terms of this Agreement and the terms of the Letter Agreement, the terms of this Agreement shall govern.

6.           Representations and Warranties by the JB IV Parties.  The JB IV Parties jointly and severally represent and warrant to the Company that they have not assigned, sold or transferred to any person or entity any Released Claims or any rights with respect thereto.  The JB IV Parties jointly and severally represent and warrant to the Company that this Agreement constitutes a valid, binding and enforceable obligation of each of them.  There is no affiliate of the JB IV Parties or any other family member or related person of the JB IV Parties who or which is not a party to this Agreement that owns, beneficially or of record, any shares of capital stock of the Company.

7.           Representations and Warranties by the Company.  The Company represents and warrants to the JB IV Parties that this Agreement constitutes a valid, binding and enforceable obligation of the Company.

8.           Counterparts.  This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Amendment and Release is executed as of the date first set forth above.

BONDS.COM GROUP, INC.

By:	/s/ Michael O. Sanderson
Name:	Michael O. Sanderson
Title:	CEO

/s/ John J. Barry IV
JOHN J. BARRY IV

OTIS ANGEL, LLC

By:	/s/ John J. Barry IV
Name:	John J. Barry IV, Authorized Person

SIESTA CAPITAL, LLC

By:	/s/ John J. Barry IV
Name:	John J. Barry IV, Authorized Person

BOND PARTNERS, LLC

By:	/s/ John J. Barry IV
Name:	John J. Barry IV, Authorized Person

JOHN J. BARRY IV REVOCABLE TRUST U/A/D NOVEMBER 9, 2001

By:	/s/ John J. Barry IV
Name:	John J. Barry IV, Trustee

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